Exhibit 99

Retractable Technologies, Inc. Reports on Fifth Circuit's Opinion

LITTLE ELM, Texas, December 6, 2016 — On Friday, December 2, the Fifth Circuit Court of Appeals overturned a district court judgment that had previously awarded Retractable Technologies, Inc. [NYSE MKT: RVP] (“RTI”) $340 million in antitrust damages from Becton, Dickinson and Company (“BD”) but affirmed a finding of false advertising liability against BD and remanded the case to the Eastern District of Texas for a redetermination as to the amount of damages to which RTI is entitled.  RTI is evaluating the appeals court rulings and conferring with legal counsel regarding possible future action.  Thomas Shaw, President and CEO of RTI, views the Friday decision as being “unfortunate for the American healthcare industry in that it will likely reinforce the inability of small medical products companies to gain access to healthcare markets that are important to the survival of emerging companies with new technologies that will save lives and offer lower prices to medical consumers and insurers.”

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefill syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer